Exhibit 99(r)(ii)

CODE OF ETHICS

I.                             INTRODUCTION

This Code of Ethics and the provisions contained herein (this “Code”) apply to all employees (including interns and temporary employees with assignments of 90 days or more), principals, partners and officers (referred to herein collectively as “employees”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code for Oaktree and all Oaktree employees.

Standards of Conduct

This Code is based on the principle that Oaktree employees owe a fiduciary duty to the clients of Oaktree. This duty of care, integrity, honesty and good faith for all employees are expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

•                  You must at all times place the interest of our clients before your own interests.

•                  You must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

•                  All of your personal investment transactions, and those of your Related Persons (as defined in Article II below), must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•                  You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of Oaktree’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with Oaktree’s Chief Compliance Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with its clients will not be tolerated.

Compliance with Laws and Regulations

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions with respect to any such law or regulation, you should consult with Oaktree’s Chief Compliance Officer or one of the Approving Officers listed on Exhibit A. If you become aware of any violations of this Code, you must report them. See Article X of this Code for further discussion.

II.                         PERSONAL INVESTMENT TRANSACTIONS POLICY

Laws, including the insider trading laws described in Article III of this Code, and ethical standards impose duties on Oaktree and its employees to avoid conflicts of interest between their personal transactions and investment transactions Oaktree makes on behalf of clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. This policy governs your investments in securities as well as those of your Related Persons.

Defined Terms

“Securities” include any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products and interests in privately placed offerings, limited partnerships or other entities. If you act as a fiduciary or asset manager with respect to a fund or account not managed by Oaktree (for example, if you act as the executor of an estate for which you make investment decisions), any securities transactions you make on behalf of that fund or account will be subject to the trading restrictions set forth herein. You should review the restrictions on your ability to act as a fiduciary outside of your employment with Oaktree, which are set forth under “Outside Activities — Fiduciary Appointments.”

Except as otherwise noted, the restrictions on personal investment transactions apply to all Access Persons and their “Related Persons,” as defined below. “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted pursuant to Article IX of this Code by Oaktree’s Chief Compliance Officer or one of the “Approving Officers” listed on Exhibit A attached hereto.

The term “Related Person” of an Access Person for purposes of this Code includes the following:

•                  A husband, wife, domestic partner or a minor child of the Access Person;

•                  A relative sharing the same house as the Access Person;

•                  Any other person who is significantly dependent on the Access Person for financial support;

•                  Anyone else if the Access Person:

(i)                   obtains benefits substantially equivalent to ownership of the securities;

(ii)                can obtain ownership of the securities immediately or within 60 days; or

(iii)             can vote or dispose of the securities.

When we refer to an Access Person having “beneficial ownership” of a security, we mean an Access Person or any Related Person to the Access Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security).

General Principles regarding Securities Transactions of Access Persons and their Related Persons

As mentioned under Section I of this Code, Access Persons and their Related Persons must conduct their personal transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility.  In keeping with this general principle, the below outlined personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy.

Preclearance Procedures

Each Access Person must obtain, for himself or herself and on behalf of his or her Related Persons, preclearance for any personal investment transaction in a security (other than an Exempt or Reportable Security) if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. “Exempt Securities” and “Reportable Securities” are securities (or securities obtained in transactions) described under “Securities or Transactions not subject to certain Personal Investment Transactions Policies.”

You must obtain preclearance for all securities transactions (except those in Exempt and Reportable Securities), including the writing of an option to purchase or sell a security, by completing and submitting the Request for Prior Approval of Personal Investment Transactions Form.  You must wait until you receive approval from an Approving Officer before entering your trade either online or with your broker.  You will be required to make certain certifications each time you request pre-approval to trade a security, including that you have no knowledge that would cause the trade to violate the general trading principles set forth above. A sample copy of the Request for Prior Approval of Personal Investment Transactions Form is attached as Exhibit B and is available on Oaktree Central.

In most instances, your request for pre-approval will be processed on the day it is received by the Compliance Department. Approval, if granted, will be valid only for the business day on which you receive it, plus the following business day. This means that an approval will be valid for a maximum of two business days (for example: if you receive approval on a Friday, and the following Monday is a holiday, you have until the close of business on Tuesday to execute the transaction). If the transaction is not completed within the approval window, you must obtain a new preclearance, including one for any portion of the personal investment transaction that is not completed within the approval window. Post-approval is not permitted under this Code. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of this Code. After the first such violation, you will typically receive a warning. Upon the second such violation, a 30-day trading suspension will typically be imposed on your personal trading privileges. If any additional violations occur, the sanctions to be imposed will be determined by Oaktree’s Chief Compliance Officer and others as considered necessary at that time.

You should be aware that the Compliance Department has the right to withdraw previously approved personal trade requests if information is received or events occur subsequent to the approval that would cause the approved personal trade to then present a conflict.

Trading Restrictions

In addition to the more general principals discussed above, the additional restrictions on personal investment transactions detailed below must be followed.

No Access Person or his or her Related Persons may:

•                  Acquire any non-exempt security in an initial public offering (IPO). (Moreover, under NASD Rule 2790 and staff interpretations of the United States Securities and Exchange Commission (the “SEC”), Access Persons may also be prohibited from participating in any public offering that is a “new issue.”)

•                  Purchase or sell, directly or indirectly, any security of an issue that is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by Oaktree’s Chief Compliance Officer or, if not available, any Approving Officer.

•                  Enter into a short sale transaction or purchase a put option on any security of an issuer for which a position is held long in an Oaktree client account.

•                  Purchase and sell, or sell and purchase, the same security within 30 calendar days.  The 30 calendar day holding period applies to all security types which require preclearance in order to trade (i.e., all non-exempt and non-reportable securities).  This means, for example, that you may not i) purchase shares of common stock and then sell those shares within 30 calendar days; and ii) sell short shares of common stock and then enter into a buy-to-cover transaction for those shares within 30 calendar days.  In addition, any options purchased or sold must have an expiration date which is at least 30 calendar days from the date purchased or sold. Exceptions to this prohibition will be granted on a case-by-case basis for hardship or communicated more broadly in the event of a significant market disruption or downturn.

•                  Purchase securities offered in a private placement (other than those offered by Oaktree) except with the prior approval of Oaktree’s Chief Compliance Officer or, if not available, any Approving Officer. In considering approval, Oaktree’s Chief Compliance Officer or an Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of Oaktree’s clients. If an Access Person or his or her department wants to purchase on behalf of Oaktree’s client the security of an issuer or its affiliate where the Access Person has a beneficial interest in the securities of that issuer through a private placement, the Access Person must first disclose his or her interest to Oaktree’s Chief Compliance Officer or an Approving Officer. In such event, Oaktree’s Chief Compliance Officer or an Approving Officer will independently review the proposed investment decision. Written records of any such circumstances should be sent to Oaktree’s Chief Compliance Officer.

No portfolio manager, investment analyst or securities trader or his or her Related Persons may:

•                  Purchase or sell any security for a period of five (5) business days before or five (5) business days after that security is bought or sold on behalf of any Oaktree client for which such Access Person’s department is involved in the investment decision-making process. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

No portfolio manager, investment analyst or securities trader:

•                  Who provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended (open-end mutual funds) may purchase and sell, or sell and purchase, the same security within 60 calendar days. The securities subject to this prohibition are those securities or related securities owned or that might reasonably be considered by such mutual fund (including underlying equity securities). The foregoing also applies to short transactions. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

Securities or Transactions not Subject to Certain Personal Investment Transaction Policies

The following securities and any associated transactions are exempt from both the preclearance and reporting requirements of the personal investment transactions policy (“Exempt Securities”):

(a)          Direct obligations of the U.S. Government (i.e., treasury securities)

(b)         Bank certificates of deposit

(c)          Bankers’ acceptances

(d)         Commercial paper

(e)          High-quality, short-term debt obligations, including repurchase agreements

(f)            Shares issued by money market funds

(g)         Shares issued by open-end mutual funds, except those open-end mutual funds for which Oaktree acts as investment manager or sub-adviser, which are considered Reportable Securities (a list of which can be found on Oaktree Central)

(h)         Shares issued by unit investments trusts that are invested exclusively in one or more open-end mutual funds, except those open-end mutual funds for which Oaktree acts as investment manager or sub-adviser, which are considered Reportable Securities

(i)             Limited partnership interests in Oaktree-sponsored limited partnerships (not reportable given that Oaktree maintains investor lists and transaction records for such investments)

(j)             Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust)

The following securities and any associated transactions are exempt from the preclearance procedures but not the reporting requirements (“Reportable Securities”) as the likelihood of a conflict of interest with any of Oaktree’s investment activities is considered low:

(a)          Municipal bonds

(b)         U.S. government agency obligations (i.e. FNMA, FHLMC, GNMA)

(c)          Debt obligations issued by foreign governments

(d)         Auction-rate money market instruments

(e)          Exchange Traded Funds and Exchange Traded Notes

(f)            Open-end investment companies not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. funds)

(g)         Closed-end Investment Companies

(h)         Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

(i)             Futures and options on currencies or on a broad-based securities index

(j)             Nonfinancial commodities (e.g., pork belly contracts)

(k)          Non-volitionary transactions (i.e., assignment of an option position or exercise of an option at expiration, tender offers when participation is mandatory)

(l)             Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not through the investment of additional amounts under such plans)

(m)       Securities purchases effected pursuant to an automatic investment plan (i.e. direct purchase plans (“DPP”)

(n)         Shares issued by open-end mutual funds for which Oaktree acts as investment manager or sub-adviser

(o)         Shares issued by unit investments trusts that are invested exclusively in shares issued by open-end mutual funds for which Oaktree acts as investment manager or sub-adviser

It is not necessary to preclear personal transactions for any Exempt or Reportable Securities or transactions. However, it still is necessary to include Reportable Securities positions and transactions in the quarterly transaction reports or annual securities holdings list, as applicable. Personal investment transactions in Exempt and Reportable Securities are still subject to this Code’s policy on inside information.

Reporting of Transactions

For securities and transactions in an account over which the Access Person or his or her Related Person has no direct or indirect influence or control (e.g. those done through a managed account or blind trust), as long as an Oaktree Managed Account Agreement has been completed and is on file with the Compliance Department, there is no need to include them in the quarterly transactions or annual holdings reports described below.

Quarterly Reports. All Access Persons must file with the Compliance Department quarterly reports of personal investment transactions by the 30th day of January, April, July and October (i.e., by the 30th day following the end of the quarter). In each quarterly report, the Access Person must report all personal investment transactions, including those of their Related Persons, and which were transacted during the quarter other than those in Exempt Securities. Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report. You are charged with the responsibility for making your quarterly reports. Any effort by the Oaktree Compliance Department to facilitate the reporting process does not change or alter that responsibility. The report must be on the form provided, a sample of which is attached as Exhibit C. Since the form may change over time, you should access a copy of the most current form, which is available on Oaktree’s intranet site (Oaktree Central).

Annual Reports. All Access Persons must also complete an Annual Holdings Report along with the quarterly report due by the 30th day in January. This report must include a listing of all securities, other than Exempt Securities, held in your brokerage accounts and the brokerage accounts of your Related Persons or held elsewhere (i.e., physical securities, private placements, partnership interests, etc.) as of the 45 days preceding the filing date of the report. The report must be on the form provided, a sample of which is attached as Exhibit D. All new Oaktree employees must also provide a listing of all securities holdings within 10 days of the commencement of employment.

Broker Statements and Trade Confirmations. All Access Persons are required to direct brokers of accounts in which they or a Related Person has a beneficial interest to supply to Oaktree’s Compliance Department, on a timely basis, duplicate copies of trade confirmations and periodic broker account statements stating the name in which the account(s) is held and the account number(s).

You should provide a list of all your brokerage accounts (including those of your Related Persons) to Oaktree’s Compliance Department in the form of Exhibit E attached hereto. If you have any questions about the Personal Investment Transactions Policy, call or see a member of the Compliance Department.

Reviewing of Transactions

Oaktree’s Compliance Department is charged with the responsibility of reviewing requests for approval to trade in securities and for performing reconciliations between such approvals and the broker confirmations and statements.

III.                     POLICY STATEMENT ON AVOIDANCE OF INSIDER TRADING

General

The prohibition against insider trading in the United States stems from the general antifraud provisions of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Investment Advisers Act of 1940, as amended. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who “control” violators, such as their employers.

ITSFEA requires all registered investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material nonpublic information by their employees or associated persons. ITSFEA also imposes liability upon “controlling persons” (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the fact that the “controlled person” (i.e., employee or associated person) was likely to engage in the misuse of material inside information and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which Oaktree conducts business. Oaktree employees should be familiar with such local regulations and seek information from Oaktree’s Chief Compliance Officer or local compliance personnel when any questions related to insider trading arise.

Oaktree employees occasionally come into possession of material, non-public information that (i) is entrusted to them by a company or by those in a confidential relationship with the company, in either case with the understanding that the information is not public and is to be held confidential, or (ii) has been “misappropriated” from the company or another source, or (iii) in the case of information about tender offers, the information is not public and is given by a person who has taken one or more steps toward commencement of such an offer (in any such case, “inside information”). Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of inside information. The violation of those duties could subject Oaktree and its employees involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this policy statement, the reference to “company” includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of inside information to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Oaktree employees who have no actual knowledge of inside information could inadvertently subject Oaktree to liability.

The civil and criminal liabilities for misuse of inside information can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to “tipping” others who trade. The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine non-public information to a given investment group or department (so-called “Information Walls”). One purpose of this Policy Statement is to establish a workable procedure for applying these techniques in ways that offer significant protection to Oaktree and its employees, while providing flexibility to carry on investment management activities.

Policy on Insider Trading

No Access Person or Related Person may buy or sell a security (or a related option or warrant) in a company, either for himself or herself or on behalf of others, while in possession of inside information about a company, whether or not that company is owned by any funds or accounts managed by Oaktree. In addition, Access Persons may not communicate inside information to others, with the exception of communications to Oaktree employees who have a business need to know the information (e.g., because they are working on a proposed transaction to which the information relates).

What is Material Information?

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are some examples of material information. These prohibitions apply not only to the securities of the issuers to which the inside information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of the inside information. (For example, material inside information regarding Microsoft could make it improper to trade in Novell or IBM.)

What is Non-Public Information?

Information is “public” a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC (or some other governmental agency if the fact of such filing is generally disseminated), the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation. Information remains non-public until a reasonable time elapses after it is disseminated.

Tipping Non-Public Information

If you possess inside information about a particular security or the market for the security, you may not disclose or tip that information to others except on a “need-to-know” basis. You must not discuss such information acquired on the job with your spouse, friends, relatives, clients, or anyone else other than other Oaktree employees.

Inside Information Procedures

First Steps. Before executing any trade for yourself or others, including clients of Oaktree, you must determine whether you have access to material, non-public information that may constitute inside information. If you believe you have received oral or written inside information, you should discuss the situation immediately with Oaktree’s Chief Compliance Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of Oaktree. Oaktree’s Chief Compliance Officer or an Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

Handling of Inside Information. If a Legal Department Officer determines that there is a substantial likelihood that an Oaktree investment group or Oaktree Personnel has received or may receive material non-public information regarding an issuer of publicly traded securities, Oaktree may conclude to either: (i) place the issuer on a firm-wide restricted securities list, which would bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (or Related Person), or (ii) in limited and selective cases, elect to maintain an information wall with regard to the issuer, which would (x) place the issuer on a “Watch List” for monitoring of trading activity, (y) bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (including any Related Person of such employee) that receives the information, but allowing other investment groups not in possession of the information to trade in the issuer’s securities, and (z) bar the dissemination of the information beyond certain identified persons responsible for managing the proposed investment in the issuer and impose appropriate safeguards against such dissemination. Where an employee who does not readily fit within an investment group receives such information, Oaktree’s Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Inadvertent Communications. If inside information is communicated to another investment group or employee (inadvertently or otherwise) in violation of an Information Wall, the Information Wall procedures will apply to such other investment group or employee in the same manner as they are applied to the department that originally received the information.

Lifting Restrictions. Once inside information becomes public, or is judged to be no longer material, Oaktree’s Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

IV.                     ANTI-CORRUPTION POLICY STATEMENT

General

The purpose of the Oaktree Anti-Corruption Policy is to ensure compliance with all applicable anti-bribery laws and to prevent Oaktree employees from offering, promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to a Public Official or Private Sector Counterparty Representative (each, as defined below) for the purpose of improperly obtaining, directing or retaining business or securing an improper advantage for Oaktree.

The Oaktree Anti-Corruption Policy is applicable to all Oaktree employees, regardless of their country of citizenship or residency.  Although the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010 (“Bribery Act”) are the principal anti-bribery statutes applicable to Oaktree and its employees worldwide, Oaktree and its employees are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in Oaktree’s cross-border transactions.  Oaktree employees who are not U.S. or U.K. citizens or residents may also be subject to anti-bribery laws of their countries of citizenship or residency, as applicable.

Prior to transacting business (including merger and acquisition transactions and the retention of certain third parties) in any non-U.S. or U.K. jurisdiction, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer or local counsel to obtain the applicable policies, requirements and procedures pertinent to complying with the applicable anti-bribery laws of such jurisdictions.

Anti-Corruption Policy

Oaktree’s policy is to prohibit Oaktree employees from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to any Public Official, including a person actually known to be an immediate family member of a Public Official and a former Public Official, in order to improperly influence or reward any official action or decision by such person for Oaktree’s benefit. Neither funds from Oaktree nor funds from any other source may be used to make any such payment or gift on behalf of or for Oaktree’s benefit.

Additionally, Oaktree’s policy provides that Oaktree employees are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to a Private Sector Counterparty Representative in order to induce or reward that person’s improper performance of their functions or activity.

Oaktree’s policy is to comply with the anti-bribery provisions of the FCPA, the Bribery Act, and all other applicable anti-corruption laws. Oaktree has adopted policies and procedures in Section 20 of the Oaktree Compliance Manual (the “Oaktree Anti-Corruption Policy”) to assure compliance with all applicable anti-bribery laws. Failing to abide by the Oaktree Anti-Corruption Policy can result in serious financial and criminal penalties for Oaktree and Oaktree employees. In addition, violation of the Oaktree Anti-Corruption Policy may subject the involved Oaktree employees to disciplinary action as set forth in this Code and Oaktree’s Compliance Manual. It is therefore imperative that all Oaktree employees comply with the Oaktree Anti-Corruption Policy and consult with Oaktree’s Chief Compliance Officer or an Approving Officer if there is any doubt about whether an activity is permitted. If any Oaktree employee knows or learns of a violation of the applicable anti-bribery laws or of the Oaktree Anti-Corruption Policy, he or she must promptly report the facts to Oaktree’s Chief Compliance Officer or an Approving Officer.

Who is a Public Official?

For purposes of the Oaktree Anti-Corruption Policy, “Public Official” includes a “Foreign Official” under the FCPA and a “Foreign Public Official” under the Bribery Act. U.S. government officials are Public Officials.

The definition of “Public Official” includes any person who is employed full- or part-time by a non-U.S. government, or by regional subdivisions of non-U.S. governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions.  This would include, for example, employees of sovereign wealth funds, government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments.

For FCPA purposes only, “Public Official” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.

Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.

Who is a Third Party?

A “Third Party” is defined as any consultant, investor, joint venture partner, local partner, broker, agent or other third party retained or to be retained by Oaktree for purposes of dealing with a Public Official or a Private Sector Counterparty Representative on behalf of Oaktree or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of Oaktree.

Who is a Private Sector Counterparty Representative?

A Private Sector Counterparty Representative is an owner, employee or representative of a private entity, such as a partnership or corporation, with which Oaktree is conducting or seeking to conduct business.

Pre-Approval, Reporting, Due Diligence and Contractual Requirements

The Oaktree Anti-Corruption Policy provides specific policies and procedures to implement the following safeguards to assure compliance with the applicable anti-bribery laws, unless otherwise authorized by Oaktree’s Chief Compliance Officer or an Approving Officer:

Pre-Approval of Certain Expenses. You must obtain pre-approval for the following types of expenses:

•                 travel and lodging expenses for a Public Official; and

•                  gifts provided to a Public Official or a person actually known to be an immediate family member of a Public Official; and

•                  meals and entertainment provided to a Public Official or a person actually known to be an immediate family member or guest of a Public Official; and

•                  in certain cases, political contributions and charitable donations to Public Officials, Private Sector Counterparty Representative or persons they control.

Pre-approval may be obtained by submitting to Oaktree’s Chief Compliance Officer or an Approving Officer a completed and signed copy of Oaktree’s Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging for Public Officials form (Exhibit K to this Code). Requests for pre-approval of travel and lodging for Public Officials must be accompanied by a general itinerary.

Reporting Obligations. You must report all payments for travel, lodging, gifts, meals and entertainment provided to a Public Official or a person actually known to be an immediate family member or guest of a Public Official, regardless of amount. Reporting must be made on Oaktree’s Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials (Exhibit L to this Code).

Requirements for Interaction with Private Sector Counterparty Representatives.  Oaktree personnel should be sensitive to anti-corruption issues any time a high-risk activity involves, directly or indirectly, a Private Sector Counterparty Representative. Issues may arise in connection with the offering of investment opportunities to a Private Sector Counterparty or a person related to a Private Sector Counterparty Representative. In addition, travel, lodging, meals, and entertainment of Private Sector Counterparty Representatives conducted as routine business should be undertaken in accordance with anti-corruption laws and are subject to post-monitoring review by the Chief Compliance Officer or his designee(s).

Requirements for Retention of Certain Third Parties. Payments by Oaktree to Third Parties raise special concerns under the FCPA and Bribery Act.  Because of the risk that a Third Party may seek to secure business for Oaktree or its controlled Portfolio Companies through violations of the FCPA or Bribery Act and that Oaktree or such controlled Portfolio Companies may be subject to liability under the FCPA or Bribery Act as a result, any agreement with a Third Party that is engaged to do business with Oaktree is subject to specific due diligence and contractual requirements to assure compliance with the Oaktree Anti-Corruption Policy.

Requirements for Merger and Acquisitions and Equity Investment Transactions. Merger and acquisition transactions and equity investments by Oaktree shall be subject to specific due diligence and contractual requirements to assure compliance with the FCPA and Bribery Act and insulate Oaktree from liability for existing or potential FCPA and Bribery Act violations by the target company. The foregoing requirements shall not apply to non-equity investments or investments in publicly traded securities purchased in the public market and derivative trades.

Requirements in Connection with Portfolio Companies. All Oaktree controlled portfolio companies shall adopt, implement, periodically review and enforce appropriate policies and procedures to assure compliance with the applicable anti-bribery laws. For portfolio companies in which Oaktree has a minority, non-controlling interest and an Oaktree employee serves on the board of directors or its equivalent, the Oaktree employee should (i) be mindful of anti-corruption issues and (ii) propose to the portfolio company that it adopt an anti-corruption policy if such portfolio company does not have an acceptable policy already in place.

V.                         GIFTS, MEALS, ENTERTAINMENT AND POLITICAL ACTIVITY

Gifts, Meals, Entertainment, Travel and Lodging

No employee may accept a gift, or allow him or herself to be entertained in a manner, that might reasonably be expected to improperly influence his or her behavior or judgment or interfere with his or her responsibilities to Oaktree and its clients. While business gifts, meals and entertainment are not prohibited altogether, each employee must exercise good judgment to assure that no gift, meal or entertainment that is excessive in value or frequency is accepted.  You should immediately report any offer of an improper gift, meal or entertainment to Oaktree’s Chief Compliance Officer.

Employees may not solicit gifts, favors, special accommodations, or other valuable items from anyone doing business or seeking to do business with Oaktree. In addition, no employee may receive or participate in any arrangement leading to an inappropriate gift to himself or herself, relatives, or any business in which any of them have a substantial interest, in consideration of past, present or prospective business conducted with Oaktree.

Gifts, Meals, Entertainment, Travel and Lodging Received by Employees

You may accept unsolicited gifts from present or prospective clients, providers of goods or services or others with which Oaktree has dealings only if the gift is reasonable and customary and not of excessive value.  Similarly, you may not allow yourself to be entertained or receive meals in a manner that is unreasonably lavish or frequent.  In applying the foregoing standards, you should be conservative in your judgments and decline any gift, meal or entertainment that might reasonably be deemed questionable.

The term “gift” includes, but is not limited to, substantial favors, money, credit, tickets (e.g tickets to sporting or entertainment events), special discounts on goods or services, free services, loans of goods or money, trips, hotel expenses, food or beverages, or anything else of value. Gifts to an employee’s immediate family are included in this policy. The receipt of cash gifts or gifts of securities is absolutely prohibited.

For the avoidance of doubt, you should understand that if you are given tickets to an event to do with as you please, you will be deemed to have received a “gift” in the amount of the fair market value of the tickets. In contrast, if you attend an event with a host, you are deemed to have been entertained, but not to have received a “gift.”

In general, expenses for lodging and travel of Oaktree personnel, for example in connection with conferences, should be borne by Oaktree and not an outside third party.

Gifts, Meals, Entertainment, Travel and Lodging Given by Employees

It is acceptable for you to give gifts or favors of nominal value to clients and/or business associates to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Providing meals and entertainment to clients and/or business associates that is reasonable and appropriate for the circumstances is also acceptable. Be aware, however, that many organizations, including government entities and agencies, have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive. You must be careful to observe any of those restrictions of which you are aware.

As a general matter, you should not provide any gift to, entertain, nor provide a meal, travel or lodging to, any Public Official.  The term Public Official is viewed to include any person who is employed full or part-time by a government entity or agency, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions.  This would include for example employees of sovereign wealth funds, government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments.  In addition, it includes political party officials and candidates for political office.

The provision of all gifts, meals, entertainment, travel and lodging to a Public Official must be approved by the Chief Compliance Officer or an Approving Officer.  Employees must submit a request using the Request for Prior Approval of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials form (Exhibit K).  You should also refer to Section IV “Anti-Corruption Policy Statement” above for a discussion of Oaktree’s policies and procedures.

Reporting of Gifts, Meals, Entertainment, Travel and Lodging

All employees are required to report the receipt of gifts valued at $50.00 or more and their attendance at any entertainment event or conference (other than normal and customary business meals) given or sponsored by anyone with whom Oaktree does business. Reporting of such items will be accomplished through a quarterly form, a sample of which is attached as Exhibit F.

Any gifts, meals, entertainment, travel and lodging provided by an employee to a Public Official must also be reported on quarterly basis and will be accomplished through the completion of the Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials attached hereto as Exhibit L.

Political Activity

It is Oaktree’s policy to comply fully with campaign finance and other “pay-to-play” laws.  Various jurisdictions and government agencies have enacted pay-to-play laws, which are intended to limit investment advisers and their employees from making contributions to, or soliciting contributions for, a government official who can influence the governmental entity’s selection of investment advisers.  These pay-to-play-laws may prohibit the investment adviser from receiving compensation from a government entity after the investment adviser or certain of its employees engage in political activity.  Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate.  In addition, some public pension plans have more restrictive rules regarding political activity.  Because Oaktree maintains and seeks to develop relationships with these types of entities, failure to comply with the laws could result in a loss of client investment management mandates and/or possible sanctions and penalties.

As a general matter, employees are not permitted to engage in Political Activity for the purpose of obtaining new business or retaining existing business, including in connection with potential or existing investors or transactions.

In order to ensure compliance with the various pay-to-play laws, all campaign contributions, political campaign-related solicitation activity, monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership, politically active non-profit organizations, or political action committee (collectively, “Political Activity”), by an Oaktree entity or any employee or Related Person of such employee (refer to Article II for the definition of a “Related Person”) must be pre-approved.  In order to obtain pre-approval of proposed Political Activity, the Request for Prior Approval of Political Activity form, attached hereto as Exhibit M, should be completed and submitted to Oaktree’s Chief Compliance Officer or an Approving Officer.

All employees are also required to report Political Activity on a quarterly basis and as may be requested from time to time. Quarterly reporting of such items will be accomplished through the Quarterly Report of Political Activity form, a sample of which is attached as Exhibit G.  You should also refer to Section IV “Anti-Corruption Policy Statement” above for a discussion of Oaktree’s policies and procedures.

Each employee is responsible for monitoring his or her Political Activity (in consultation with the Compliance Department) to be certain that it complies with their jurisdictional rules limiting individual contributions.

Other Codes of Ethics

You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client’s code of ethics, you should notify Oaktree’s Chief Compliance Officer and you should abide by it.

VI.                     OUTSIDE ACTIVITIES

Outside Employment

Each Oaktree employee is expected to devote his or her full time and ability to Oaktree’s interests during regular working hours and such additional time as may be properly required. Oaktree discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to your Department Head. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your Department Head approves your request, it will be submitted to Oaktree’s Chief Compliance Officer or an Approving Officer for final approval.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with Oaktree’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by Oaktree; or (d) reflects directly or indirectly adversely on Oaktree. This policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Oaktree and any outside organization with which they are affiliated, whether as a representative of Oaktree or the outside organization, except in the ordinary course of their providing services for Oaktree and on a fully disclosed basis.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn and you may be subject to discipline, including dismissal.

Service as Director

Each employee needs to obtain approval of (a) the employee’s Department Head or portfolio manager to serve as a director, or in a similar capacity, of a portfolio company of funds and accounts managed by Oaktree and (b) the employee’s Department Head and Oaktree’s Chief Compliance Officer or an Approving Officer to serve as a director, or in similar capacity, in all other circumstances. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as placing securities of the company on a restricted list. Approval may be withdrawn if it is concluded that withdrawal is in the interest of Oaktree or its clients.

You do not need approval to serve on the board of a private family corporation or any charitable, professional civic or nonprofit entities that are not clients of Oaktree and have no business relations with Oaktree. (You should note, however, that if you are involved with the investment activities of such an entity, that entity may become your Related Person and be subject to the policies concerning securities transaction set forth above.) Also, if you serve in a director capacity which does not require advance approval but circumstances later change which would require such approval (e.g., the company enters into business relations with Oaktree or becomes a client), you must then obtain approval. See Exhibit H for a sample of the Report on Outside Directorships which you should use to seek any approval. You should consult with Oaktree’s Chief Compliance Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of Oaktree’s Chief Compliance Officer or an Approving Officer. This policy does not apply to appointments involving personal or family estate planning or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity’s assets and has no control or limited input in the investment decision for such entity’s assets. Securities traded by you as a fiduciary will be subject to the Oaktree Personal Investment Transactions Policy.

Compensation, Consulting Fees and Honorariums

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. You may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with Oaktree and in such instances, it is your responsibility to inform Oaktree’s Chief Compliance Officer or an Approving Officer of your receipt of any such compensation and the terms thereof. However, you may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to Oaktree’s Chief Compliance Officer or an Approving Officer.

Participation in Public Affairs

Oaktree employees are encouraged to support community activities and political processes. Normally, voluntary efforts must take place outside of regular business hours. If voluntary efforts require corporate time, you should obtain prior approval from your Department Head. Should the voluntary efforts involve fundraising or solicitation activity in connection with a campaign for a government official, you must follow the policies and procedures outlined under Article V above and seek prior approval of such activity.  If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your Department Head and then Oaktree’s Chief Compliance Officer. You must campaign for an office on your own time and may not use Oaktree’s property or services for such purpose without proper reimbursement to Oaktree.

In all cases, employees participating in political activities do so as individuals and not as representatives of Oaktree. To prevent any interpretation of sponsorship or endorsement by Oaktree, you should not use either Oaktree’s name or address in material you mail or funds you collect, nor, except as necessary in biographical information, should Oaktree be identified in any advertisements or literature.

Serving as Treasurer of Clubs, Churches, Lodges or Similar Organizations

An employee may act as treasurer of clubs, churches, lodges or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Oaktree’s. You should consult with Oaktree’s Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with Oaktree’s Chief Compliance Officer or an Approving Officer.

VII.                 OTHER EMPLOYEE CONDUCT

Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity that Rightfully Belongs to Oaktree

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to it or funds or accounts which are managed by such member, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•                  Selling information to which an employee has access because of his/her position.

•                  Acquiring any security or asset that Oaktree is known to be considering or that is within the focus of an investment strategy employed by Oaktree.

•                  Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree.

•                  Diverting business or personnel from Oaktree.

Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, unless approved by the Oaktree’s General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited. This would include the use of inside counsel for personal legal advice absent approval from the Oaktree’s General Counsel or use of outside counsel for personal legal advice at the expense of Oaktree.

Use of Oaktree Stationery

It is inappropriate for employees to use official corporate stationery for personal correspondence or other non-job-related purposes.

Giving Advice to Clients

No Oaktree employee may practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the Oaktree’s General Counsel. You should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

Social Media Policy

The purpose of the Oaktree Social Media Policy is to establish prudent and acceptable practices regarding the use of social media sites and to educate individuals who use social media sites of the responsibilities associated with such use.  Oaktree recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, MySpace, Twitter, LinkedIn, etc.  (collectively referred to as “social media sites”).  However, because Oaktree is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.”  Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Oaktree’s reputation.

In order to address the potential risks inherent in using social media sites, Oaktree blocks network access to some of the most popular social media sites.  Employees are also required to adhere to the Social Media Policy articulated within Oaktree’s Computer Acceptable Use Policy dated June 2011.  The Social Media Policy is incorporated by reference as if fully set out within this Code.

VIII.             CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone other than Oaktree employees under any circumstance, unless as expressly permitted by Oaktree’s Chief Compliance Officer or an Approving Officer or as outlined in Oaktree’s Compliance Manual. Additionally, Oaktree employees will come into possession of, or otherwise have access to, confidential and/or proprietary information pertaining to Oaktree’s business which has commercial value to Oaktree’s business. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement, a form of which is attached as Exhibit I.

IX.                    EXEMPTIVE RELIEF

Oaktree’s Chief Compliance Officer and the Approving Officers will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Under appropriate circumstances, Oaktree’s Chief Compliance Officer or any of the Approving Officers may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for Oaktree’s clients, where the personal transaction would be very unlikely to affect the market for such security, where the Oaktree employee is not in possession of inside information, or for other reasons sufficient to satisfy such officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. Any Access Person’s request for relief should be in writing and should state the basis for his or her request. Oaktree’s Chief Compliance Officer or any of the Approving Officers may meet, as deemed necessary, to discuss any such written request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance Department.

X.                        REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code must be promptly reported to Oaktree’s Chief Compliance Officer or, if unavailable, an Approving Officer. Any such reports will be treated confidentially and investigated promptly and appropriately. All employees are encouraged to seek advice from Oaktree’s Chief Compliance Officer or any Approving Officer with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon discovering a violation of this Code, Oaktree’s Chief Compliance Officer, in consultation with other Oaktree officers, may impose such sanctions as he or she deems appropriate. Such disciplinary action may include, without limitation, a reprimand (orally or in writing), additional training sessions regarding the policies and procedures violated, suspension of personal trading privileges, a reversal of any improper transaction, monetary penalties, demotion, and suspension or termination of employment and forfeiture of benefits.

XI.                    ANNUAL COMPLIANCE CERTIFICATION

Access Persons will be required to certify annually that (i) they have received, have read and understand the terms of this Code and that they recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code. The certification must be on the form provided, a sample of which is attached as Exhibit J.

XII.                EMPLOYEE CERTIFICATION

I have received, have read and understand the terms of Oaktree’s Code of Ethics. I recognize the responsibilities and obligations to which I am subject under the Code of Ethics and hereby agree to observe and comply with those responsibilities and obligations.

(Signature)	(Date)

(Print Name)